Exhibit 99.1

          QC Holdings, Inc. Reports Second Quarter Results;
 Improved Loss Experience Drives 17% Increase in Net Revenues for Quarter;
     Board Increases Stock Repurchase Authorization to $20 Million

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Aug. 2, 2006--QC Holdings, Inc. (NASDAQ: QCCO) reported a 17% increase in net revenues, or revenues less the provision for losses, during second quarter 2006 compared to second quarter 2005, highlighting the benefits of the company's focus on improving its loss experience. QC's second quarter 2006 revenues totaled $39.8 million, a 10.2% increase over the $36.1 million during prior year's quarter, primarily as a result of the higher number of branches quarter-to-quarter. The company's comparable branches reported growth of 6.3% in net revenues and 10.7% in gross profit over prior year's second quarter.
    Higher costs associated with the company's accelerated growth rate during the last two years offset the higher profit in comparable branches, resulting in net income of approximately $300,000, or $0.01 per diluted share, during the three months ended June 30, 2006, compared to $1.7 million, or $0.08 per diluted share, in the same prior year quarter. QC's second quarter 2006 results were also affected by approximately $600,000 in professional fees and other costs associated with the company's evaluation of a potential acquisition. Discussions with the acquisition candidate, which are subject to customary confidentiality provisions, have been terminated.
    For the six months ended June 30, 2006, QC reported net income of $2.8 million, or $0.13 per diluted share, compared to income from continuing operations of $4.7 million, or $0.22 per diluted share, in prior year. As previously reported, QC closed its 19 branches in North Carolina during fourth quarter 2005 and the company's North Carolina operations are reported as discontinued for 2005 and prior years. Revenues during the first half of 2006 increased 12.4% to $78.2 million versus $69.6 million in the same 2005 period. Net revenues increased 20.7%, or $10.9 million, during the six months ended June 30, 2006, compared to prior year.
    "We are pleased to see continued improvement in our net revenues quarter-to-quarter," said QC Chairman and Chief Executive Officer Don Early. "We have focused on reducing losses during the last three quarters and believe we have a solid grasp on that aspect of our business.
    "As our newer branches mature, we will begin to leverage the costs that are required to operate a typical branch, which should translate to better earnings," Early said. "We have communicated to our field personnel the importance of attracting customers to the branch, delivering superior service and making loans. We believe our efforts are on track to achieve the optimal balance between revenue growth and reasonable losses."

    Second Quarter

    The $3.7 million improvement in revenues quarter-to-quarter resulted from higher payday loan volumes, which reflects increases in the number of branches, the number of customer transactions and average loan size. QC originated approximately $251.0 million of payday loans during second quarter 2006, which was an increase of 7.4% over the $233.6 million during second quarter 2005. The average loan (including fee) totaled $360.41 versus $357.96 during the three months ended June 30, 2005. Average fees per loan declined slightly from $53.57 in second quarter 2005 to $53.21 in the current year quarter due to a decline in the overall fee rate as the company expands in states that have lower fee structures and due to legislative and regulatory changes affecting rates. These declines were partially offset by a higher average loan size.
    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since March 31, 2005) decreased 2.5%, or $900,000, to $34.4 million during the three months ended June 30, 2006. This decrease is primarily attributable to the negative effects of the new Illinois payday loan legislation that took effect on December 6, 2005, partially offset by the positive effects of the new Kansas legislation that increased loan limits beginning on July 1, 2005. Second quarter 2006 revenues also include $4.7 million from branches added during the last three quarters of 2005 and approximately $435,000 from branches opened during 2006.
    Branch operating costs, exclusive of loan losses, increased $4.5 million to $21.2 million during the three months ended June 30, 2006. Branch-level salaries and benefits totaled $10.9 million in second quarter 2006 versus $8.8 million in second quarter 2005 due to a higher number of field personnel to operate newer branches. Occupancy, other branch expenses and depreciation increased in aggregate by $2.4 million, which reflects the high number of branches at early stages in the branch lifecycle.
    During the three months ended June 30, 2006, the company reported a reduction in loan losses to $9.4 million compared to $10.2 million in the same 2005 period. Comparable branches totaled $7.5 million in loan losses during the quarter, while branches opened during the last nine months of 2005 and 2006 totaled approximately $1.9 million. The loss ratio for comparable branches improved significantly, from 28.3% in last year's quarter down to 21.8% in the current year quarter. The favorable loss experience continues the trend from the prior three quarters, indicative of QC's focus on reducing losses through loan origination-based verification procedures and through higher quality and quantity of collection calls.
    QC's branch gross profit in second quarter 2006 was $9.2 million. Gross profit for comparable branches during second quarter 2006 increased $1.1 million to $11.4 million from $10.3 million in prior year, with the improvements resulting from stronger results in the majority of states and the favorable change in Kansas legislation being partially offset by reduced gross profit due to the challenges in Illinois. The branches added during the last nine months of 2005 generated a gross loss of $1.5 million. Net losses associated with branches opened in 2006, unopened branches and other totaled approximately $700,000.
    Regional and corporate expenses increased $1.6 million during the three months ended June 30, 2006, to $8.3 million from $6.7 million in second quarter 2005. The expense increase is attributable to the costs incurred with respect to the potential acquisition as discussed above, equity award compensation (which the company began to expense on January 1, 2006, in connection with the required adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments) and salaries associated with an 18% increase in home office and regional personnel quarter-to-quarter.
    The effective income tax rate during second quarter 2006 increased to approximately 46.5% from 39.0% in prior year's second quarter due to the effects of permanent difference tax items on reduced pretax income. QC reported $286,000 from discontinued operations during second quarter 2005 from its now-closed North Carolina branches.
    "Similar to our experience in first quarter 2006, our comparable branches responded favorably to the challenge to improve results, driving gross profit by more than 20% in those states not impacted by regulatory changes quarter-to-quarter," noted QC President and Chief Operating Officer Darrin Andersen. "Our 2005 branches continue to move toward profitability as a group, but have not yet crossed over. We remain focused on identifying revenue growth opportunities within this group of branches, which will drive gross margin improvements given the relatively fixed level of costs in each branch."

    Six Months Ended June 30

    The company's revenues grew $8.6 million, or 12.4%, during the six months ended June 30, 2006, versus 2005 as a result of increases in the number of branches, the number of customer transactions and average loan size.
    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 18 months since December 31, 2004) decreased 3.7%, or $2.5 million, to $64.4 million during the six months ended June 30, 2006, for the same reasons as noted in the quarterly discussion. QC experienced a revenue decline of approximately $4.0 million from its Illinois branches due to the reduced fee (from $20.32 per $100.00 to $15.50 per $100.00) and the restrictions that the legislation placed on the customer's ability to borrow. The decline was greater than expected during this transition phase because QC's branches operated at a competitive disadvantage as the company sought to strengthen relationships with state regulators in Illinois. After continued discussions with state officials, QC began to offer in May 2006 a longer-term loan product to meet customer needs.
    During the first half of 2006, revenues also included approximately $13.2 million from branches added during 2005 and 2006. Revenues from closed branches contributed approximately $600,000 during the first half of the year.
    Branch operating costs, exclusive of loan losses, increased to $42.1 million from $32.1 million in prior year, primarily due to new branches. At comparable branches, the rate of growth in costs other than losses was more than two percentage points less than the rate of growth in net revenues. Comparable branches averaged approximately $13,800 per month in non-loss costs during the first half of 2006.
    During the six months ended June 30, 2006, the company reported a reduction in loan losses to $14.6 million from $16.9 million in the same 2005 period. Comparable branches totaled $10.7 million in loan losses during the first half of 2006 compared to $16.1 million in the same 2005 period. The company's loss ratio was 18.7% during the six months ended June 30, 2006, versus 24.3% during the same 2005 period due to a lower level of charge-offs and improved collections. QC's collections as a percentage of charge-offs increased to 57% during the six months ended June 30, 2006, versus 49% in prior year's period.
    Branch gross profit increased approximately $900,000 from $20.6 million during the six months ended June 30, 2005, to $21.5 million in the current period. Gross profit for comparable branches during the first six months of 2006 increased by $2.0 million, or 8.5%, to $25.5 million from $23.5 million in prior year. The branches added during 2005 and 2006, as well as unopened branches, reported a gross loss of $4.0 million.
    Regional and corporate expenses increased to $16.3 million during the six months ended June 30, 2006, compared to $12.6 million in 2005 for the same reasons identified in the quarterly discussion above, as well as higher rent expense in 2006 (due to the company's move to a new corporate office in April 2005).
    The effective income tax rate during second quarter 2006 increased to approximately 40.4% from 38.6% in prior year's first half for the same reasons noted in the quarterly discussion above. QC reported $652,000 from discontinued operations during 2005 from its now-closed North Carolina branches.

    Common Stock Repurchase Program

    QC also announced that its Board of Directors has increased the authorization limit of the company's common stock repurchase program to $20 million and extended the program through June 30, 2007. The program would have otherwise expired on December 31, 2006, or earlier if the company had repurchased stock with an aggregate cost of $10 million. Through August 1, 2006, the company has repurchased approximately 750,000 shares of its common stock at a cost of approximately $9.5 million.

    Business Outlook

    "Our results from comparable branches are performing in the expected range," Early said. "With losses stabilized, there are opportunities to generate revenue increases in these seasoned locations. We continue to manage through the difficult operating environment in Illinois, but believe that given a level playing field, we will recapture many of our customers in the coming months.
    "We are evaluating the branches opened during 2004 and 2005 to determine long-term potential. Using a disciplined approach, we have developed action plans for revenue growth and operating efficiencies. We would expect to close a higher number of branches over the next year than we have historically.
    "We have slowed our growth dramatically during 2006 to focus on our existing network. We are positioned to capitalize on our significant investment in new branches as we move into the second half of 2006 and enter a period of meaningful earnings improvement."
    QC will present its financial results for the three months and six months ended June 30, 2006, in a conference call on August 2, 2006, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-578-5771, passcode 48899304. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on August 2. A replay of the audio portion of the presentation will be available online until the close of business on September 2, 2006. The replay can also be accessed by telephone until August 9, 2006, at 888-286-8010, code 51040709.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 551 branches in 25 states at June 30, 2006. With more than 22 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 551 branches through a combination of de novo branches and acquisitions. During fiscal 2005, the company advanced $985 million to customers through payday loans and reported total revenues of $152.9 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

    (Financial and Statistical Information Follows)

                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)


                                  Three Months Ended  Six Months Ended
                                        June 30,          June 30,
----------------------------------------------------------------------
                                     2005     2006     2005     2006
                                  ------------------------------------
Revenues
  Loan and credit service fees     $33,246  $36,625  $63,090  $71,015
  Other                              2,886    3,142    6,503    7,184
                                  ------------------------------------
    Total revenues                  36,132   39,767   69,593   78,199
                                  ------------------------------------
Branch expenses
  Salaries and benefits              8,841   10,856   16,939   21,568
  Provision for losses              10,152    9,380   16,879   14,623
  Occupancy                          4,280    5,289    8,394   10,627
  Depreciation and amortization        622    1,230    1,079    2,491
  Other                              2,963    3,849    5,680    7,393
                                  ------------------------------------
    Total branch expenses           26,858   30,604   48,971   56,702
                                  ------------------------------------
Branch gross profit                  9,274    9,163   20,622   21,497

Regional expenses                    2,265    3,043    4,441    6,116
Corporate expenses                   4,396    5,272    8,171   10,147
Depreciation and amortization          215      332      357      638
Interest income, net                  (187)    (182)    (353)    (277)
Other expense, net                     284      145      433      193
                                  ------------------------------------
       Income from continuing
        operations before taxes      2,301      553    7,573    4,680
Provision for income taxes             898      257    2,920    1,891
                                  ------------------------------------
       Income from continuing
        operations                   1,403      296    4,653    2,789
Income from discontinued
 operations, net of income tax         286               652
                                  ------------------------------------
       Net income                   $1,689     $296   $5,305   $2,789

Earnings per share:
  Basic
    Continuing operations            $0.07    $0.01    $0.23    $0.14
    Discontinued operations           0.01              0.03
                                  ------------------------------------
    Net income                       $0.08    $0.01    $0.26    $0.14

  Diluted
    Continuing operations            $0.07    $0.01    $0.22    $0.13
    Discontinued operations           0.01              0.03
                                  ------------------------------------
    Net income                       $0.08    $0.01    $0.25    $0.13
Weighted average number of common
 shares outstanding:
  Basic                             20,591   20,278   20,544   20,378
  Diluted                           21,537   21,046   21,533   21,135


                           QC Holdings, Inc.
                      Consolidated Balance Sheets
                            (in thousands)


                                          December 31,     June 30,
                                             2005            2006
                                        ------------------------------
                 ASSETS                                   (Unaudited)
Current assets
  Cash and cash equivalents                 $31,640        $30,068
  Loans receivable, less allowance for
   losses of $1,705 at December 31,
   2005, and $1,780 at June 30, 2006         52,778         49,690
  Prepaid expenses and other current
   assets                                     2,945          3,928
                                        ------------------------------
    Total current assets                     87,363         83,686
Property and equipment, net                  32,147         32,608
Goodwill                                      7,265          7,265
Other assets, net                             1,364          1,618
                                        ------------------------------
    Total assets                           $128,139       $125,177

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $644           $350
  Accrued expenses and other liabilities      6,270          7,559
  Deferred revenue                            4,121          3,863
  Deferred income taxes                       2,384            501
                                        ------------------------------
    Total current liabilities                13,419         12,273
Non-current liabilities                         737            668
Deferred income taxes                         3,167          2,825
                                        ------------------------------
    Total liabilities                        17,323         15,766

Commitments and contingencies

Stockholders' equity                        110,816        109,411
                                        ------------------------------
    Total liabilities and
     stockholders' equity                  $128,139       $125,177


                           QC Holdings, Inc.
                Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)


                                Three Months Ended    Six Months Ended
                                     June 30,             June 30,
----------------------------------------------------------------------
                                  2005      2006       2005      2006
                              ----------------------------------------
                                     Unaudited            Unaudited
Branch Data:
 Number of branches, beginning
  of period                        414       549        371       532
 De novo branches opened            42         9         83        27
 Acquired branches                   4                    7
 Branches closed                    (1)       (7)        (2)       (8)
                              ----------------------------------------
    Number of branches, end
     of period                     459       551        459       551

----------------------------------------------------------------------
Comparable Branch Data:
 Total number of comparable
  branches                         384       384        340       340
 Comparable branch revenue     $35,257   $34,434    $66,906   $64,370
    Percentage change                      (2.5)%               (3.7)%
 Comparable branch net
  revenues                     $25,270   $26,918    $50,785   $53,668
    Percentage change                        6.3%                 5.7%

----------------------------------------------------------------------
Operating Data:
 Loan volume                  $233,602  $251,003   $439,534  $482,701
 Average loan (principal
  plus fee)                     357.96    360.41     357.05    360.25
 Average fee                     53.57     53.21      53.42     53.03

----------------------------------------------------------------------
Loss Data:
 Allowance for loan losses:
   Balance, beginning of
    period                      $1,320    $1,049     $1,520    $1,705
   Adjustment to provision for
    losses based on evaluation
    of outstanding receivables
    (a)                            500       731        300        75
                              ----------------------------------------
   Balance, period end          $1,820    $1,780     $1,820    $1,780

 Provision for losses:
   Charged-off to expense      $17,485   $17,335    $32,783   $34,115
   Recoveries                   (7,802)   (8,696)   (16,226)  (19,518)
   Adjustment to provision for
    losses  based on
    evaluation of outstanding
    receivables (a)                469       741        322        26
                              ----------------------------------------
   Total provision for losses  $10,152    $9,380    $16,879   $14,623

 Provision for losses as a
  percentage of revenues          28.1%     23.6%      24.3%     18.7%
 Provision for losses as a
  percentage of loan volume        4.3%      3.7%       3.8%      3.0%


(a) Amounts differ in 2005 due to the exclusion of the North Carolina operations in the provision for losses table and differ in 2006 due to the inclusion of changes in the credit services organization liability in the provision for losses table.

    CONTACT: QC Holdings, Inc.
             Investor Relations Contact:
             Douglas E. Nickerson, 913-234-5154
             or
             Media Contact:
             Tom Linafelt, 913-234-5237